PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 20, 2022—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2022.

Total revenue for the first quarter of fiscal 2023 increased 3% to $7.34 million from $7.15 million for the prior-year quarter. Net income for the first quarter of fiscal 2023 increased 16% to $4.14 million, or $0.86 per diluted share, compared to $3.58 million, or $0.74 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2022 to shareholders of record as of August 1, 2022.

“We are pleased to report strong earnings growth for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, our dependence on critical suppliers and packaging vendors, and risks related to supply-chain disruptions, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2022 AND 2021 (Unaudited)
	Quarter Ended June 30
	2022	2021
Revenue
Product sales	$7,072,961	$6,953,766
Contract research and development	263,446	199,397
Total revenue	7,336,407	7,153,163
Cost of sales	1,651,847	1,769,581
Gross profit	5,684,560	5,383,582
Expenses
Research and development	601,918	808,142
Selling, general, and administrative	371,320	466,618
Total expenses	973,238	1,274,760
Income from operations	4,711,322	4,108,822
Interest income	283,059	289,720
Income before taxes	4,994,381	4,398,542
Provision for income taxes	854,265	818,976
Net income	$4,140,116	$3,579,566
Net income per share – basic	$0.86	$0.74
Net income per share – diluted	$0.86	$0.74
	$1.00	$1.00
Weighted average shares outstanding
Basic	4,830,826	4,833,232
Diluted	4,830,871	4,836,821

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2022
	June 30, 2022	March 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$13,299,264	$10,449,510
Marketable securities, short-term	14,888,372	20,839,683
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,513,216	4,704,829
Inventories	5,544,037	5,088,635
Prepaid expenses and other assets	721,989	420,520
Total current assets	37,966,878	41,503,177
Fixed assets
Machinery and equipment	9,603,049	9,739,244
Leasehold improvements	1,826,334	1,810,872
	11,429,383	11,550,116
Less accumulated depreciation and amortization	10,945,847	10,943,731
Net fixed assets	483,536	606,385
Deferred tax assets	578,291	483,469
Marketable securities, long-term	25,517,937	24,314,211
Right-of-use asset – operating lease	527,553	560,250
Total assets	$65,074,195	$67,467,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$295,443	$943,535
Accrued payroll and other	667,372	1,356,689
Operating lease	156,975	156,121
Total current liabilities	1,119,790	2,456,345
Operating lease	411,405	446,018
Total liabilities	1,531,195	2,902,363

Shareholders’ equity
Common stock	48,308	48,308
Additional paid-in capital	19,263,619	19,256,485
Accumulated other comprehensive income	(656,673)	(318,120)
Retained earnings	44,887,746	45,578,456
Total shareholders’ equity	63,543,000	64,565,129
Total liabilities and shareholders’ equity	$65,074,195	$67,467,492